First Amendment to Second Amended and Restated Bylaws

Of

Waterside Capital Corporation

  Article VI, Shares, Section 1. Certificates of Waterside Capital Corporation's Second Amended and Restated Bylaws is hereby deleted in its entirety and in lieu thereof is substituted the following:

  The shares of the Corporation shall be represented by certificates prepared by the Board of Directors and signed by the President and the Secretary, and sealed with the seal of the Corporation or a facsimile. The certificates shall be numbered consecutively and in the order in which they are issued, and a record shall be maintained of the name of the person to whom the shares represented by each such certificate is issued, and the number and class or series of such shares, and the date of issue. Each certificate shall state the registered holder's name, the number and class of the shares represented, the date of issue, the par value of such shares, or that they are without par value. The Corporation shall also permit book-entry ownership of the shares.

  Article VI, Shares, Section 3. Transfer of Shares of Waterside Capital Corporation's Second Amended and Restated Bylaws is hereby deleted in its entirety and in lieu thereof is substituted the following:

The shares of the Corporation shall be assignable and transferable only on the books and records of the Corporation and by the registered owner, or by his duly authorized attorney, upon surrender of the certificate duly and properly endorsed with proper evidence of authority to transfer. The Corporation shall issue a new certificate for the shares surrendered to the person or persons entitled to receive such shares. The Corporation shall also permit book-entry ownership of the shares.

I hereby certify that this is a true and correct copy of the First Amendment to the Second Amended and Restated Bylaws of Waterside Capital Corporation adopted by the Board of Directors on the 18th day of December, 2007.

Waterside Capital Corporation

By: /s/ Julie H. Stroh

Julie H. Stroh, Secretary